As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-144686

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6712	25-1435979
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Johnson

Chief Financial Officer

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Thomas L. Hanley, Esq. Pepper Hamilton LLP 600 Fourteenth Street, N.W. Washington, D.C. 20005 (202) 220-1200	Edward D. Herlihy, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-144686

EXPLANATORY NOTE

This Post–Effective Amendment No. 1 to The PNC Financial Services Group, Inc.’s Registration Statement on Form S–4 (Registration No. 333-144686) originally filed with the Securities and Exchange Commission on July 19, 2007, as amended by Amendment No. 1, filed August 31, 2007, is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3 and 8.4 filed herewith.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of June 6, 2007, by and between Yardville National Bancorp and The PNC Financial Services Group, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007

3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

5.1	Opinion of George P. Long, as to the validity of the shares of PNC common stock*

8.1	Opinion of Pepper Hamilton LLP as to tax matters*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*

8.3	Opinion of Pepper Hamilton LLP as to tax matters

8.4	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

23.1	Consent of George P. Long (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of KPMG LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Pepper Hamilton LLP (included in Exhibit 8.1 to this Registration Statement)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)

24.1	Powers of Attorney*

99.1	Form of Proxy Card for Special Meeting of Shareholders of Yardville National Bancorp*

99.2	Consent of Hovde Financial, Inc.*

99.3	Consent of Boenning & Scattergood, Inc. *

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on October 26, 2007.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/S/ JAMES E. ROHR
Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 26, 2007.

Signature	Title

*
James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

*
Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)

*
Samuel R. Patterson	Controller (Principal Accounting Officer)

*
Richard O. Berndt	Director

*
Charles E. Bunch	Director

*
Paul W. Chellgren	Director

*
Robert N. Clay	Director

*
George A. Davidson, Jr.	Director

Signature	Title

*
Kay Coles James	Director

*
Richard B. Kelson	Director

*
Bruce C. Lindsay	Director

*
Anthony A. Massaro	Director

*
Donald J. Shepard	Director

*
Lorene K. Steffes	Director

*
Dennis F. Strigl	Director

*
Stephen G. Thieke	Director

*
Thomas J. Usher	Director

*
George H. Walls, Jr.	Director

*
Helge H. Wehmeier	Director

* By:	/S/ GEORGE P. LONG, III
George P. Long, III
Attorney-in-Fact

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of June 6, 2007, by and between Yardville National Bancorp and The PNC Financial Services Group, Inc. (included in Part I as Annex A to the document included in this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007

3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

5.1	Opinion of George P. Long, as to the validity of the shares of PNC common stock*

8.1	Opinion of Pepper Hamilton LLP as to tax matters*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*

8.3	Opinion of Pepper Hamilton LLP as to tax matters

8.4	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

23.1	Consent of George P. Long (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of KPMG LLP*

23.3	Consent of Deloitte & Touche LLP*

23.4	Consent of Pepper Hamilton LLP (included in Exhibit 8.1 to this Registration Statement)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)

24.1	Powers of Attorney*

99.1	Form of Proxy Card for Special Meeting of Shareholders of Yardville National Bancorp*

99.2	Consent of Hovde Financial, Inc.*

99.3	Consent of Boenning & Scattergood, Inc. *

*	Previously filed.